Exhibit 10.38

COMMERCIAL LEASE

Date:

Between:	G & L Business Group, LLC ("Landlord") 80 High Oak Dr. Medford, OR 97504-9728

And:	TransTech Systems, Inc. ("Tenant") P.O. Box 2357 Wilsonville, OR 97070-2357

Landlord leases to Tenant and Tenant leases from Landlord the following described property located in the Aurora Industrial Building, at 12142 Sky Lane N.E., Suite 130, Aurora, Oregon (the "Premises") on the terms and conditions stated below:

Approximately 9,375 rentable square feet, configured substantially as depicted on Exhibit "A" hereto attached, together with the right to shared use of a conference center of approximately 1,775 square feet, also depicted on Exhibit "A."

SECTION 1.  OCCUPANCY

1.1          Original Term. The term of this lease shall commence March 3, 2006, and continue through February 28, 2011, unless sooner te1minated as hereinafter provided.

1.2          Possession.  Tenant's right to possession and obligations under the lease shall commence on March 3, 2006.

1.3          Renewal Option.  If the lease is not in default at the time each option is exercised or at the time the renewal term is to commence, Tenant shall have the option to renew this lease for three (3) successive terms of five (5) years, as follows:

(1)           The renewal terms shall commence on the day following expiration of the preceding term.

(2)           The option may be exercised by written notice to Landlord given not less than 120 days prior to the last day of the expiring term. The giving of such notice shall be sufficient to make the lease binding for the renewal term without further act of the parties. Landlord and Tenant shall then be bound to take the steps required in com1ection with the determination of rent as specified below.

(3)           The terms and conditions of the lease for the renewal term shall be identical with the original term except for rent.

1.4          Conference Center. In addition to the right to exclusive occupancy of the Premises described above, as a material part of the consideration for this Lease, Tenant shall be entitled to nonexclusive use of a conference center located within the Aurora Indust1ial Building of approximately 1,775 square feet,  the location of which is depicted on Exhibit "A" hereto attached. Landlord may grant similar nonexclusive use rights to other tenants of the building and the center of which it is a part, but Tenant shall be entitled to use the facility for not less than half of the time. Landlord shall establish a reasonable reservation system or mechanism for Tenant and other tenants in the center of which the building is a part to facilitate their mutual use of the conference center. Landlord reserves the right to adopt and amend from time to time reasonable rules and regulations regulating Tenant's use of the conference center.

SECTION 2.  RENT

2.1          Base Rent. During the original term, Tenant shall pay to Landlord as base rent the sum of Zero and No/100 Dollars ($0.00) per month beginning March 3, 2006 (Month #1), One Thousand Seven Hundred Ninety-Five and 94/100 Dollars ($1,795.94) per month beginning June 1, 2006 (Month #4), and Three Thousand Five Hundred Ninety-One and 88/100 Dollars ($3,591.88) per month beginning August 1, 2006 (Month #6). Rent shall be payable on the first day of each month in advance at such place as may be designated by Landlord. Rent for each renewal term shall be ten percent (10%) greater than rent for the immediately preceding term.

2.2          Security Deposit.  N/A

2.3          Additional Rent. All taxes, insurance costs, utility charges that Tenant is required to pay by this lease, including, without limitation, Common Area Charges (as defined below), and any other sum that Tenant is required to pay to Landlord or third parties shall be additional rent.

2.4         Tenant  Improvements;  Increased  Base  Rent. Landlord and Tenant expected for Landlord to construct tenant improvements to the Premises and to the conference center referenced to above. The parties expected for the Base Rent to be increased beyond the an1ount set forth in Section 2.1 by an amount sufficient to amortize the cost of such tenant improvements over a twenty (20) year term at an interest rate of seven percent (7%) per annum. Instead, Tenant has paid directly for such tenant improvements in the amount of  Five Hundred Forty-Five Thousand and No/100 Dollars ($545,000.00).  If Landlord reimburses Tenant the sum of Five Hundred Forty-Five Thousand and No/100 Dollars ($545,000.00), then from such date, the Base Rent shall be increased by Four Thousand Two Hundred Twenty-Five and 38/100 Dollars ($4,225.38) per month for the original term of this Lease, subject to increase as described in Section 2.1 for any extension terms.

SECTION 3.   CONTINUOUS OPERATION.

Tenant shall occupy the Premises continuously for the purpose stated in this lease and carry on business during the hours customary in comparable businesses similarly situated with adequate inventory and personnel. This shall not prevent Tenant from closing for brief periods when reasonably necessary for inventory, repairs, remodeling (when permitted), or other legitimate purposes related to the business carried on, or when closure is the result of a labor dispute, however caused, or other factors not within Tenant's control.

SECTION 4.   USE OF THE PREMISES

4.1          Permitted Use. The Premises shall be used for sales, storage, distribution, service, support, and training of identification and security products and systems and for no other purpose without the consent of Landlord, which consent shall not be withheld, delayed or conditioned unreasonably.

4.2          Restrictions  on Use.   In connection with the use of the Premises,  Tenant

(1)           Conform to all applicable laws and regulations of any  public authority affecting the premises and the use, and correct  at Tenant's own expense any failure of compliance created through Tenant's fault or by reason of Tenant's use, but Tenant shall not be required to make any structural changes to effect such compliance unless such changes are required because of Tenant's specific use.

(2)           Refrain from any activity that would make it impossible to insure the Premises against casualty, would increase the insurance rate, or would prevent Landlord from taking advantage of any ruling of any Insurance Rating Bureau allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless Tenant pays the additional cost of the insurance.

(3)           Refrain from any use that would be reasonably offensive to other tenants or owners or users of neighboring premises or that would tend to create a nuisance or dan1age the reputation of the premises.

(4)           Refrain from loading the electrical system or floors beyond the point considered safe by a competent engineer or architect selected by Landlord.

(5)           Refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the premises without the written consent of Landlord. Tenant may install or hang on the interior walls and place on the floor of the premises usual and customary office furnishings and designs including, without limitation, pictures, diplomas and plants.

(6)           Tenant shall not cause or pem1it any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released on or under the Premises. Tenant may use or otherwise handle on the Premises only those Hazardous Substances typically used or sold in the prudent and safe operation of the business specified in Section 4.1. Tenant may store such Hazardous Substances on the Premises only in quantities necessary to satisfy Tenant's reasonably anticipated needs. Tenant shall comply with all Environmental Laws and exercise the highest degree of care in the use, handling, and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled, or stored on the Premises. Upon the expiration or termination of this Lease, Tenant shall remove all Hazardous Substances from the Premises. The term Environmental Law shall mean any federal, state, or local statute, regulation, or ordinance or any judicial or other governmental order pertaining to the protection of health, safety or the environment.  The term Hazardous Substance shall mean any hazardous, toxic, infectious or radioactive substance, waste, and material as defined or listed by any Environmental Law and shall include, without limitation, petroleum oil and its fractions.

(5) SECTION 5. REPAIRS AND MAINTENANCE

5.1          Landlord's Obligations.     The  following  shall  be  the  responsibility  of Landlord:

(1)           Repairs and maintenance of the roof and gutters, exterior walls (including painting), bearing walls, structural members, floor slabs, and foundation.

(2)           Repair of sidewalks, driveways, curbs, parking areas, and areas used in common by Tenant and Landlord or tenants of other portions of the same building.

(3)           Repair and maintenance of exterior water, sewage, gas, and electrical services up to the point of entry to the leased Premises.

5.2          Tenant's Obligations.   The following shall be the responsibility  of Tenant:

(1)           Any repairs necessitated by the negligence of Tenant, its agents, employees, and invitees, except as provided in Section 7.2 dealing with waiver of subrogation, but including repairs that would otherwise be the responsibility of Landlord under Section 5.1.

(2)           All other repairs to the premises which Landlord is not required to make under Section 5.1.

5.3           Landlord's   Interference   with   Tenant.  In performingany repairs, replacements, alterations, or other work performed on or around the Premises, Landlord shall not cause unreasonable interference with use of the Premises by Tenant. Tenant shall have no right to an abatement of rent nor any claim against Landlord for any inconvenience or disturbance resulting from Landlord's activities performed in conformance with the requirement of this provision.

5.4           Reimbursement for Repairs Assumed. If Tenant fails or refuses to make repairs that are required by this Section 5, Landlord may make the repairs and charge the actual costs of repairs to Tenant. Such expenditures by Landlord shall be reimbursed by Tenant on demand together with interest at the rate of twelve percent (12%) per annum from the date of expenditure by Landlord. Except in an emergency creating an immediate risk of personal injury or prope1iy damage, Landlord may not perform repairs which are the obligation of Tenant and charge the other party for the resulting expense unless at least thirty (30) days before work is commenced, and Tenant is given notice in writing outlining with reasonable particularity the repairs required, and such party fails within that time to initiate such repairs in good faith.

5.5           Inspection of Premises.    Landlord shall have the right to inspect the Premises at any reasonable time or times to determine the necessity of repair. Whether or not such inspection is made, the duty of Landlord to make repairs shall not mature until a reasonable time after Landlord has received from Tenant written notice of the repairs that are required, not to exceed thirty (30) days, unless under the circumstances a longer period is reasonably required to complete such repairs. Provided, however, the repairs shall be undertaken as soon as reasonably possible.

SECTION 6.  ALTERATIONS

6.1           Alterations Prohibited. Tenant shall make no improvements or alterations on the Premises of any kind without first obtaining Landlord's written consent. All alterations shall be made in a good and workmanlike manner, and in compliance with applicable laws and building codes. As used herein, "alterations" includes the installation of computer and telecommunications wiring, cables, and conduit. Landlord shall not unreasonably withhold, delay or condition its consent required by this Section 6.1

6.2           Ownership and Removal of Alterations. All improvements and alterations performed on the Premises by either Landlord or Tenant shall be the property of Landlord when installed unless the applicable Landlord's consent or work sheet specifically provides otherwise.

SECTION 7.  INSURANCE

7.1           Insurance  Required.  Landlord shall keep the Premises insured at Landlord's expense against fire and other risks covered by a standard fire insurance policy with an endorsement for extended coverage. Tenant shall carry similar insurance insuring the property of Tenant on the Premises against such risks.

7.2           Waiver of Subrogation. Neither party shall be liable to the other (or to the other's successors or assigns) for any loss or damage caused by fire or any of the risks enumerated in a standard fire insurance policy with an extended coverage endorsement, and in the event of insured loss, neither party's insurance company shall have a subrogated claim against the other. This waiver shall be valid only if the insurance policy in question expressly permits waiver of subrogation or if the insurance company agrees in writing that such a waiver will not affect coverage under the policies. Each party agrees to use best efforts to obtain such an agreement from its insurer if the policy does not expressly permit a waiver of subrogation.

SECTION 8.  TAXES; UTILITIES; COMMON AREA MAINTENANCE CHARGES.

8.1           Property Taxes. Tenant shall pay as due all taxes on its personal property located on the Premises, but such amount shall be included among Common Area charges as described below. Landlord shall pay as due all real property taxes and special assessments levied against the Premises. As used herein, real property taxes include any fee or charge relating to the ownership, use, or rental of the Premises, other than taxes on the net income of Landlord or Tenant.

8.2           Special Assessments. If an assessment for a public improvement is made against the Premises, Landlord may elect to cause such assessment to be paid in installments, in which case all of the installments payable with respect to the lease term shall be treated the same as general real property taxes for purposes of Section 8.1.

8.3           Contest of Taxes. Tenant shall be permitted to contest the amount of any tax or assessment as long as such contest is conducted in a manner that does not cause any risk that Landlord's interest in the Premises will be foreclosed for nonpayment.

8.4           Proration of Taxes. Tenant's share of real property taxes and assessments for the years in which this lease commences or terminates shall be prorated based on the portion of the tax year that this lease is in effect.

8.5           Payment of Utilities Charges. Tenant shall pay when due all charges for services and utilities incurred in connection with the use, occupancy, operation, and maintenance of the Premises, including (but not limited to) charges for fuel, water, gas, electricity, sewage disposal, power, refrigeration, air conditioning, telephone, and janitorial services. If any utility services are provided by or through Landlord, charges to Tenant shall be comparable with prevailing rates for comparable services. If the charges are not separately metered or stated, Landlord shall apportion the charges on an equitable basis, and Tenant shall pay its apportioned share on demand.

8.6           Common Area Charges. Tenant shall pay to Landlord, on the date set forth for the making of monthly rental payments, a sum as reasonably estimated by Landlord equal to one-twelfth (1/12) of Tenant's pro rata share of the annual Common Area Charges as hereinafter defined, incurred or reasonably expected by Landlord for ad valorem real and personal property taxes and assessments, fire, casualty, and public liability insurance premiums, and utilities arising out of or related to the operation and maintenance of the Premises, and the building of which the Premises is a part. Tenant's pro rata share of the Common Area Charges for ad valorem real and personal property taxes ai1d assessments, fire, casualty, and public liability insurance premiums, and utility costs shall be the percentage resulting from dividing the number of square feet of rentable area included in the Premises (which the parties hereby agree to be 9,375) by the total number of square feet of rentable area in the entire building (which the parties herby agree to be 37,500 or twenty-five percent (25%)).

The term "Common Area Charges" as used herein shall include the following expenses incurred or to be paid by Landlord: (a) all ad valorem real and personal property taxes assessed against the real property, building, Premises, and other fixtures and improvements located upon or a part of the real property and the personal  property of Landlord located upon or used in connection with any of the above-referenced land and building of which the Premises are a part; (b) all assessments or other governmental charges in the nature thereof, general or special, ordinary or extraordinary, of every nature and kind whatsoever levied, assessed or imposed upon the  real property, building, Premises, and other improvements (however, payment in installments over the longest possible  terms shall be deemed to have been elected in any instance where a determinable option so to pay exists, or may exist; Tenant shall be charged on the basis that said election has been made to pay the assessment over said longest possible term); (c) all premiums for fire, casualty, and public liability insurance maintained  by  Landlord  covering  the  real  property,  building,  Premises, and improvements; (d) all costs of all utilities (including gas, electricity, common area music, water, steam, garbage removal, sanitary sewer and storm sewer) related to maintenance or operation of the common areas; and (e) if at any time during the lease term Jim Gingo ceases to be both a member and the owner of Tenant, a management fee equal to five percent  (5%) of all other Common Area Charges. Expenses of utilities billed to individual tenants, including Tenant, shall not be included in Common Area Charges.   If the proceeds from the foregoing payments by Tenant are inadequate to pay Tenant's pro rata share of such Common Area Charges as they become due and  payable, Landlord may, from time to time, require the amount of the monthly payments to be increased, or the Landlord may, at its option, demand that Tenant pay Tenant's pro rata share of any deficiency on the next occurring date set forth for the making of the monthly rental payments. In the event that the proceeds from the foregoing payments by Tenant are in excess of the amount required to pay the Common Area Charges, Landlord may, at its option, refund such excess to Tenant or may apply the amount to the succeeding monthly payments for direct expenses. Within sixty (60) days following the end of each calendar year, Landlord shall furnish to Tenant a written accounting of all Common Area Charges incurred by Landlord for which Tenant is required to make payments pursuant to this paragraph, including the calculation of Tenant's pro rata share.

Landlord shall not make any repairs or improvements to the common area which increases the common area charges without the consent of Tenant, unless said repairs or improvements are reasonably necessary to maintain the building a common area in first-class condition and to provide services required by or convenient to Tenant. Tenant shall not unreasonably withhold its consent to other improvements to the building or common area.

In addition to the costs described above, Tenant's Common Area Charges shall also include, at Landlord's option, a prorata share up to one half (1/2) of the costs of operation and maintenance of the conference center that Tenant is entitled to use on a nonexclusive basis with other tenants of the building and the center of which the building is a part. At its option, Landlord may include such costs in the general Common Area Charges that are billed to all tenants, or Landlord may make a reasonable, good faith effort to segregate all costs attributable to the conference center and bill a prorata share up to one-half (112) of such costs to Tenant as an additional part of its Common Area Charges.

SECTION 9.  DAMAGE AND DESTRUCTION

9.1          Partial Damage. If the Premises are partly damaged and Section 9.2 does not apply, the Premises shall be repaired by Landlord at Landlord's expense. Repairs shall be accomplished with all reasonable dispatch subject to interruptions and delays from labor disputes and matters beyond the control of Landlord and shall be performed in accordance with the provisions of Section 5.3.

9.2          Destruction. If the Premises are destroyed or damaged such that the cost of repair exceeds 25% of the value of the structure before the damage, either party may elect to terminate the lease as of the date of the damage or destruction by notice given to the other in writing not more than 45 days following the date of damage. In such event all rights and obligations of the parties shall cease as of the date of te1mination, and Tenant shall be entitled to the reimbursement of any prepaid amounts paid by Tenant and attributable to the anticipated term. If neither party elects to terminate, Landlord shall proceed to restore the Premises to substantially the same form as prior to the damage or destruction. Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption except for work stoppages on account of labor disputes and matters beyond Landlord's reasonable control.

9.3          Rent Abatement. Rent shall be abated during the repair of any damage to the extent the premises are untenantable, except that there shall be no rent abatement where the damage occurred as the result of the fault of Tenant.

9.4          Damage Late in Term.  If damage or destruction to which Section 9.2 would apply occurs within one year before the end of the then-current  lease term, Tenant may elect to terminate the lease by written notice to Landlord given within thi1iy (30) days after the date of the damage. Such termination shall have the same effect as termination by Landlord under Section 10.1(1).

SECTION 10. EMINENT DOMAIN

10.1        Partial Taking. If a portion of the Premises is condemned and Section 10.2 does not apply, the lease shall continue on the following terms:

(1)           Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.

(2) Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

(3) After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Landlord to restore the balance of the Premises in anticipation of taking, the rent shall be reduced in proportion to the reduction in value of the Pre1nises as an econ01nic unit on account of the partial taking. If  the parties are unable to agree on the amount of the reduction of rent, the amount shall be determined by arbitration in the manner provided in Section 18.

(4) If a portion of Landlord's property not included in the Premises is taken, and severance damages are awarded on account of the Premises, or an award is made for detriment to the Premises as a result of activity by a public body not involving a physical taking of any portion of the Premises, this shall be regarded as a partial condemnation to which Sections 10.1(1) and 10.1(3) apply, and the rent shall be reduced to the extent of reduction in rental value of the Premises as though a portion had been physically taken.

10.2        Total Taking.  If a condemning authority takes all of the Premises or a portion sufficient to render the remaining premises reasonably unsuitable for the use that Tenant was then making of the premises, the lease shall tem1inate as of the date the title vests in the condemning authorities. Such termination shall have the same effect as a termination under Section 10.1(1). The parties shall be entitled to share in the condemnation proceeds in proportion to the values of their respective interests in the Premises. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation. Provided, however, Tenant shall be permitted to request or sue the condemning authority for damages related to impacts on Tenant's business and moving expenses arising from the taking.

10.3        Sale in  Lieu  of  Condemnation.  Sale of all or part of the premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this Section 10 as a taking by condemnation.

SECTION 11. LIABILITY AND INDEMNITY

11.1        Liens

(1)           Except with respect to activities for which Landlord is responsible, Tenant shall pay as due all claims for work done on and for services rendered or material furnished to the Premises, and shall keep the Premises free from any liens. If Tenant fails to pay any such claims or to discharge any lien, Landlord may do so and collect the cost as additional rent. Any amount so added shall bear interest at the rate of fifteen percent (15%) per annum from the date expended by Landlord and shall be payable on demand. Such action by Landlord shall  not constitute a waiver of any right or remedy which Landlord may have on account of Tenant's default.

(2)          Tenant may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, as long as Landlord's property interests are not jeopardized knowledge of the filing, secure the discharge of the lien or deposit with Landlord cash or sufficient corporate surety bond or other surety satisfactory to Landlord in an amount sufficient to discharge the lien plus any costs, attorney fees, and other charges that could accrue as a result of a foreclosure or sale under the lien.

11.2        Indemnification. Tenant shall indemnify and defend  Landlord from any claim, loss, or liability arising out of or related to any activity of Tenant on the Premises or any condition of the Premises in the possession or under the control of Tenant. Landlord shall have no liability to Tenant for any injury, loss, or damage caused by third parties, or by any condition of the Premises except to the extent caused by Landlord's negligence or breach of duty under this lease.

Landlord shall indemnify and defend Tenant from any claim, loss, or liability arising out of or related to any activity of Lai1dlord on the Premises or any condition of the Premises in the possession or under the control of Landlord. Tenant shall have no liability to Landlord for any injury, loss, or damage caused by third parties, or by any condition of the Premises except to the extent caused by Tenant's negligence or breach of duty under this lease.

11.3        Liability Insurance. Before going into possession of the Premises, Tenant shall procure and thereafter during the term of the lease shall continue to carry the following insurance at Tenant's cost: commercial general liability policy in a responsible company with coverage for bodily injury and property damage liability, personal and advertising injury liability, and medical payment with a general aggregate limit of not less than $1,000,000 and a per occurrence limit of not less than $500,000. Such insurance shall cover all risks arising directly or indirectly out of Tenant's activities on or any condition of the premises whether or not related to ai1 occurrence caused or contributed to by Landlord's negligence. Such insurance shall protect Tenant against the claims of Landlord on account of the obligations assumed by Tenant under Section 11.2, and shall name Landlord as an additional insured. Certificates evidencing such insurance and bearing endorsements requiring ten (10) days' written notice to Landlord prior to any change or cancellation shall be furnished to Landlord prior to Tenant's occupancy of the property.

SECTION 12.  QUIET ENJOYMENT; MORTGAGE PRIORITY

12.1        Landlord's Warranty Landlord warrants that it is the owner of the Premises and has the right to lease them. Landlord will defend Tenant's right to quiet enjoyment of the Premises from the lawful claims of all persons during the lease term.

12.2        Mortgage Priority. This lease is and shall be prior to any mortgage or deed of trust ("Encumbrance") recorded after the date of this lease and affecting the Premises.  However, if any lender holding such an Encumbrance requires that this lease be subordinate to the Encumbrance, then Tenant agrees that the lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that as long as Tenant performs its obligations under this lease no foreclosure, deed given in lieu of foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant's rights under this lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this paragraph. If the premises are sold as a result of foreclosure of any Encumbrance thereon, or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee.

12.3        Estoppel Certificate. Either party will, within twenty (20) days after notice from the other, execute and deliver to the other party a ce1iificate stating whether or not this lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The ce1iificate shall also state the amount of monthly base rent, the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party from whom the certificate was requested that the lease is in full force and effect and has not been modified except as represented in the notice requesting the ce1iificate.

SECTION 13. ASSIGNMENT AND SUBLETTING

No part of the Premises may be assigned, mortgaged, or subleased, nor may a right of use of any portion of the property be conferred on any third person by any other mem1s, without the p1ior written consent of Landlord, This provision shall apply to all transfers by operation of law.  If Tenant is a corporation or partnership, this provision shall apply to any transfer of a majority voting interest in stock or partnership interest of Tenant. No consent in one instance shall prevent the provision from applying to a subsequent instance.   Landlord shall not unreasonably withhold, delay or condition its consent to an assignment or subletting by Tenant.

SECTION 14. DEFAULT

The following shall be events of default:

14.1        Default in Rent. Failure of Tenant to pay any rent or other charge within ten (10) days after it is due and after ten (10) days written notice of such failure.

14.2       Default in Other Covenants. Failure of Tenant to  comply  with  any  term  or condition or fulfill any obligation of the lease (other than the payment of rent or other charges) within thirty (30) days after written notice by Landlord specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be  completely  remedied within the thirty (30)-day period, this provision shall be complied with if Tenant begins  correction of the default within the thirty(30)-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

14.3        Insolvency. Insolvency of Tenant; an assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; the filing of any involuntary petition of bankruptcy and failure of Tenant to secure a dismissal of the petition within thirty (30) days after filing; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attaclm1ent or release of the levy of execution within ten (10) days shall constitute a default. If  Tenant consists of two (2) or more individuals or business entities, the events of default specified in this Section 14.3 shall apply to each individual unless within ten (10) days after an event of default occurs, the remaining individuals produce evidence satisfactory to Landlord that they have unconditionally acquired the interest of the one causing the default. If the lease has been assigned, the events of default so specified shall apply only with respect to the one then exercising the rights of Tenant under the lease.

14.4        Abandonment. Failure of Tenant for ten (10) days or more to occupy the Premises for one or more of the purposes permitted under this lease, unless  such failure is excused  under other provisions  of this lease.

SECTION 15. REMEDIES ON DEFAULT

15.1        Termination. In the event of a default the lease may be terminated at the option of Landlord by written notice to Tenant. Whether or not the lease is terminated by the election of Landlord or othe1wise, Landlord shall be entitled to recover damages from Tenant for the default, and Landlord may reenter, take possession of the pre1nises, and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages and without having accepted a surrender.

15.2        Reletting. Following reentry or abandonment, Landlord may relet the Premises and in that connection may make any suitable alterations or refurbish the Premises, or both, or change the character or use of the Premises, but Landlord shall not be required to relet for any use or purpose other than that specified in the lease or which Landlord may reasonably consider injurious to the Premises, or to any tenant that Landlord may reasonably consider objectionable. Landlord may relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this lease, upon any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession. Landlord shall take reasonable steps to sublet the premises to a qualified tenant for a reasonable term at market rent.

15.3        Damages. In the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the lease term, the following amounts as damages:

(1)          The loss of rental from the date of default until a new tenant is, or with the exercise of reasonable efforts could have been, secured and paying out.

(2)          The reasonable costs of reentry and reletting including without limitation the cost of any cleanup, refurbishing, removal of Tenant's property and fixtures, costs incurred under Section 15.5, or any other expense occasioned by Tenant's default including but not limited to, any remodeling or repair costs, attorney fees, court costs, broker commissions, and advertising costs.

(3)          Any excess of the value of the rent and all of Tenant's other obligations under this lease over the reasonable expected return from the premises for the period commencing on the earlier of the date of trial or the date the premises are relet, and continuing through the end of the term. The present value of future amounts will be computed using a discount rate equal to the prime loan rate of major Oregon banks in effect on the date of trial.

15.4        Right to Sue More than Once. Landlord may sue periodically to recover damages during the period corresponding to the remainder of the lease term, and no action for damages shall bar a later action for damages subsequently accruing.

15.5        Landlord's  Right to Cure Defaults.  If Tenant fails to perform any obligation under this lease, Landlord shall have the option to do so after thirty (30) days' written notice to Tenant. All of Landlord's expenditures to correct the default shall be reimbursed by Tenant on demand with interest at the rate of fifteen percent (15%) annum from the date of expenditure by Landlord. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.

15.6        Remedies Cumulative. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.

SECTION 16. SURRENDER AT EXPIRATION

16.1        Condition of Premises.  Upon expiration of the lease term or earlier termination on account of default, Tenant shall deliver all keys to Landlord and surrender the Premises in first-class condition and broom clean, reasonable wear and tear excepted. Alterations constructed by Tenant with permission from Landlord shall not be removed or restored to the original condition unless the terms of permission for the alteration so require. Depreciation and wear from ordinary use for the purpose for which Tenant is responsible shall be completed to the latest practical date prior to such surrender. Tenant's obligations under this section shall be subordinate to the provisions of Section 9 relating to destruction.

16.2        Fixtures

(1)           All fixtures placed upon the Premises during the term, whether Tenant's trade fixtures or otherwise, shall be and remain Tenant's property.

(2)           Prior to expiration or other termination of the lease term Tenant shall remove all furnishings, furniture, and trade: fixtures that remain its property.   If  Tenant fails to do so, this shall be an abandonment of the property, and Landlord may retain the property and all 1ights of Tenant with respect to it shall cease or, by notice in writing given to Tenant within twenty (20) days after removal was required, Landlord may elect to hold Tenant to its obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in public storage for Tenant's account. Tenant shall be liable to Landlord for the cost of removal, transportation to storage, and storage, with interest at the legal rate on all such expenses from the date of expenditure by Landlord. Landlord shall not unreasonably withhold its consent to either removal or abandonment by Tenant of fixtures which Tenant has the right to remove.

16.3      Holdover

(1)           If  Tenant does not vacate the Premises at the time required, Landlord shall have the option to treat Tenant as a tenant from month to month, subject to all of the provisions of this lease except the provisions for term and renewal and at a rental rate provided by this lease or market rent, whichever is greater, or to eject Tenant from the Premises and recover damages caused by wrongful holdover. Failure of Tenant to remove fixtures, furniture, furnishings, or trade fixtures that Tenant is required to remove under this lease shall constitute a failure to vacate to which this section shall apply if the property not removed will substantially interfere with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant.

(2)           If a month-to-month tenancy results from a holdover  by  Tenant under this Section 16.3, the tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord or Tenant given not less than ninety (90) days prior to the termination date which shall be specified in the notice. Tenant waives any notice that would othe1wise be provided by law with respect to a month-to-month tenancy.

SECTION 17. MISCELLANEOUS

17.1        Nonwaiver. Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.

17.2        Attorney Fees.  If suit or action is instituted in connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorney fees at trial, on petition for review, and on appeal.

17.3        Notices. Any notice required or permitted under this lease shall be given when actually delivered or 48 hours after deposited in United States mail as certified mail addressed to the address first given in this lease or to such other address as may be specified from time to time by either of the parties in writing.

17.4        Succession. Subject to the above-stated limitations on transfer of Tenant's interest, this lease shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

17.5        Recordation. This lease, or a memorandum thereof, may be recorded at the option of Tenant.

17.6        Entry for Inspection.  Landlord shall have the right to enter upon the Premises after seventy-two (72) hours written notice to determine Tenant's compliance with this lease, to make necessary repairs to the building or to the Premises, or to show the Premises to any prospective tenant or purchaser, and in addition shall have the right, at any time during the last two months of the term of this lease, to place and maintain upon the Premises notices for leasing or selling of the Premises. Provided, however, Landlord shall take all reasonable steps not to interfere with Tenant's ongoing business practice.

17.7        Interest on Rent and Other Charges. Any rent or other payment required of Tenant by this lease shall, if not paid within ten (10) days after it is due, bear interest at the rate of twelve percent (12%) per annum (but not in any event at a rate greater than the maximum rate of interest permitted  by law) from the due date until paid. In addition, if Tenant fails to make any rent or other payment required by this lease to be paid to Landlord within five days after it is due, Landlord may elect to impose a late charge of $100 if not paid within ten (10) days, $200 if not paid within fifteen (15) days, and $300 if not paid with twenty (20) days of the due date, to reimburse Landlord for the costs of collecting the overdue payment. Tenant shall pay the late charge upon demand by Landlord. Landlord may levy and collect the late charge in addition to all other remedies available for Tenant's default, and collection of the late charge shall not waive the breach caused by the late payment.

17.8        Proration of Rent.   In the event of commencement or termination of this lease at a time other than the beginning or end of one of the specified rental periods, then the rent shall be prorated as of the date of commencement or termination and in the event of termination for reasons other than default, all prepaid rent shall be refunded to Tenant or paid on its account.

17.9        Time of Essence.  Time is of the essence of the performance of each of Tenant's obligations under this lease.

SECTION 18. ARBITRATION

18.1        Disputes to Be Arbitrated. If any dispute arises between the parties as to any matter for which this lease does not provide a different method of resolution, this dispute shall be resolved by a single arbitrator binding arbitration under the auspices of the Arbitration Service of Portland, Inc., or another arbitration service serving the Portland metropolitan area.

LANDLORD:

G & L BUSINESS GROUP, LLC, an Oregon limited liability company

/s/ James Gingo
By: James Gingo, Member

TENANT:

TransTech Systems, Inc., an Oregon Corporation

/s/ James Gingo
By: James Gingo
President